Exhibit 99.1

Fred's Reports 18% Increase in Net Income for First Quarter 2009

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 28, 2009--Fred's, Inc. (NASDAQ: FRED) today reported improved financial results for the first quarter ended May 2, 2009.

For the first quarter of 2009, Fred's net income increased 18% to $8.6 million or $0.21 per diluted share from $7.3 million or $0.18 per diluted share in same quarter last year. Fred's total sales for the first quarter of fiscal 2009 declined 1% to $458.4 million from $464.3 million for the same period last year, reflecting the closing of 74 underperforming stores and 23 underperforming pharmacies in 2008. Excluding stores closed last year, total sales from ongoing stores increased 5% in the first three months of 2009 versus the year-earlier period. On a comparable store basis, year-to-date sales increased 2.8% compared with 2.1% in the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased with the overall progress Fred's continues to make against the backdrop of a stressed economic environment, with improving traffic and higher comparable store sales for the quarter that tracked at the upper end of our expected range. The fact that economic conditions have worsened significantly during the past year makes our growth in sales and earnings all the more noteworthy and demonstrated the positive impact on both our income statement and balance sheet of the strategic initiatives implemented. These initiatives continue to transform the way we market and connect with our customers and highlight Fred's value shopping solutions.

"In the second quarter, we expect to see ongoing improvement in our stores, as our efforts to create a better shopping experience for our customers should continue to translate into improved financial performance. This will be a formidable task as we will be contending with the economic stimulus checks consumers received last year and record unemployment rates," Efird continued. "We also plan to launch our enhanced store prototype in approximately 16 new and remodeled stores during the second quarter."

Fred's gross profit for the first quarter of 2009 declined 3% to $129.0 million from $132.5 million in the prior-year period. Gross margin for the quarter was 28.1% compared with 28.5% in the same quarter last year. The decrease in gross margin was primarily attributable to the continuing shift in sales mix toward more basic and consumable products, which typically carry a lower initial mark-up.

Selling, general and administrative expenses, including depreciation and amortization, trended favorably in the first quarter of 2009, declining to 25.1% of sales versus 26.0% of sales in the year-earlier period. The 90-basis-point expense leverage came primarily from managing store and distribution costs throughout the quarter.

Operating income for the first quarter of 2009 increased 17% to $13.7 million from $11.7 million in the prior-year period. Operating income for the first quarter of 2009 was 3.0% of sales compared with 2.5% of sales in the year-earlier period.

During the first quarter, Fred's opened three new stores and three new pharmacies. Also, Fred's closed three pharmacies in the first quarter.

In the second quarter of 2009, the Company expects total sales to decline in the range of 1% to 3% due to the effect of Fred's 2008 store-closing program. Comparable store sales are expected to be in the range of flat to up 2% for the quarter with the continuation of improved customer response to the Company's initiatives to make a visit to Fred's a more pleasurable shopping trip. This compares with the comparable store sales increase of 4.9% in the second quarter last year, which benefited from the government's issuance of economic stimulus checks. Earnings per share are forecasted to be in the range of $0.12 to $0.15 for the second quarter compared with earnings per share of $0.03 in the same period last year. Based on this outlook, the Company continues to expect total earnings per diluted share for 2009 to be in the range of $0.73 to $0.80.

Fred's, Inc. operates 666 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 28, 2009.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008	Percent Change
Net sales	$458,380	$464,292	-1.3%
Operating income	$13,681	$11,738	16.6%
Net income	$8,550	$7,250	17.9%
Net income per share:
Basic	$0.21	$0.18	16.7%
Diluted	$0.21	$0.18	16.7%
Average shares outstanding:
Basic	39,885	39,763
Diluted	40,007	39,972

FRED'S, INC. Unaudited Fiscal 2009 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 2, 2009	% of Total	13 Weeks Ended May 3, 2008	% of Total
Net sales	$458,380	100.0%	$464,292	100.0%
Cost of goods sold	329,403	71.9%	331,811	71.5%
Gross profit	128,977	28.1%	132,481	28.5%
Depreciation & amortization	6,438	1.4%	7,083	1.5%
Selling, general and administrative expenses	108,858	23.7%	113,660	24.5%
Operating income	13,681	3.0%	11,738	2.5%
Interest (income) expense, net	109	0.0%	173	0.0%
Income before income taxes	13,572	3.0%	11,565	2.5%
Provision for income taxes	5,022	1.1%	4,315	0.9%
Net income	$8,550	1.9%	$7,250	1.6%
Net income per share:
Basic	$0.21		$0.18
Diluted	$0.21		$0.18
Weighted average shares outstanding:
Basic	39,885		39,763
Diluted	40,007		39,972

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	May 2, 2009	May 3, 2008
ASSETS:
Cash and cash equivalents	$50,514	$11,434
Inventories	318,141	334,079
Receivables	32,182	30,818
Other non-trade receivables	14,028	15,668
Prepaid expenses and other current assets	11,658	11,734
Total current assets	426,523	403,733
Property and equipment, net	136,670	144,847
Other non-current assets	13,081	9,807
Total assets	$576,274	$558,387

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$87,357	$69,344
Current portion of indebtedness	218	159
Current portion of capital lease obligation	--	51
Accrued expenses and other	45,682	39,845
Deferred income taxes	13,667	14,423
Income taxes payable	4,811	--
Total current liabilities	151,735	123,822

Long-term portion of indebtedness	4,838	34,689
Deferred income taxes	1,654	7,101
Long-term portion of capital lease obligations	--	--
Other non-current liabilities	22,622	13,572
Total liabilities	180,849	179,184
Shareholders' equity	395,425	379,203
Total liabilities and shareholders' equity	$576,274	$558,387

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer